Exhibit 99.1

ATRM HOLDINGS RECEIVES NASDAQ NOTIFICATION LETTER

St. Paul, Minn (4/10/15) – ATRM Holdings, Inc. (Nasdaq: ATRM) (“ATRM” or the “Company”) announced today that it received a notification letter from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“Nasdaq”). The letter stated that the Company is not in compliance with Nasdaq’s Rule 5250(c)(1) for continued listing because the Company has not yet filed with the Securities and Exchange Commission (the “SEC”) its Annual Report on Form 10-K for the period ended December 31, 2014, and the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2014.

The Company is in the process of preparing its Quarterly Report on Form 10-Q for the period ended September 30, 2014 and Annual Report on Form 10-K for the period ended December 31, 2014, and intends to file these reports with the SEC as soon as reasonably practicable.

The Company previously submitted, and Nasdaq accepted, a plan for the Company to regain compliance with Nasdaq’s listing rules, as a result of which Nasdaq granted the Company an exception until May 13, 2015 to make all required filings with the SEC. Nasdaq has informed the Company that it is required to submit an update to its original plan and inform Nasdaq of its progress made towards implementing the plan by no later than April 22, 2015. The Company intends to submit this update within the required timeframe.

About ATRM Holdings, Inc.

ATRM Holdings, Inc. (Nasdaq: ATRM), through its wholly-owned subsidiaries KBS Builders, Inc. and Maine Modular Haulers, Inc., manufactures modular housing units for commercial and residential applications. ATRM is based in North St. Paul, Minnesota, with facilities in South Paris and Waterford, Maine. ATRM’s website is www.atrmholdings.com.

Forward-Looking Statements

This press release may contain “forward-looking statements”, as such term is used within the meaning of the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” are not based on historical fact and involve assessments of certain risks, developments, and uncertainties in the Company’s business looking to the future. Such forward-looking statements can be identified by the use of terminology such as “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “intend”, “continue”, or “believe”, or the negatives or other variations of these terms or comparable terminology. Forward-looking statements may include projections, forecasts, or estimates of future performance and developments. These forward-looking statements are based upon assumptions and assessments that the Company believes to be reasonable as of the date hereof. Whether those assumptions and assessments will be realized will be determined by future factors, developments, and events, which are difficult to predict and may be beyond the Company’s control. Actual results, factors, developments, and events may differ materially from those the Company assumed and assessed. Risks, uncertainties, contingencies, and developments, including those discussed in the Company’s filings with the Securities and Exchange Commission, could cause the Company’s future operating results to differ materially from those set forth in any forward-looking statement. There can be no assurance that any such forward-looking statement, projection, forecast or estimate contained can be realized or that actual returns, results, or business prospects will not differ materially from those set forth in any forward-looking statement. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments.

Contact:	Paul Askegaard
ATRM Holdings, Inc.
(651) 704-1812